UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2011

Acadia Healthcare Company, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35331	46-2492228
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

830 Crescent Centre Drive, Suite 610

Franklin, Tennessee 37067

(Address of Principal executive offices, including Zip Code)

615-861-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On November 1, 2011, Acadia Healthcare Company, Inc. (“Acadia”) completed its acquisition of PHC, Inc. (“PHC”) and the sale of $150,000,000 in aggregate principal amount of its 12.875% senior notes due 2018 (“Senior Notes”). The unaudited pro forma condensed combined financial data summarized below for the nine months ended September 30, 2011 and 2010 and the year ended December 31, 2010 gives effect to Acadia’s merger with PHC and issuance of Senior Notes on November 1, 2011, Acadia’s acquisition of Youth and Family Centered Services, Inc. (“YFCS”) and related transactions on April 1, 2011 and PHC’s acquisition of MeadowWood Behavioral Health System (“MeadowWood”) from HHC Delaware, Inc. (“HHC Delaware”) and related transactions on July 1, 2011, as if these transactions occurred on January 1, 2010.

	Nine months ended September 30,		Year ended December 31,
	2011	2010	2010
	(Dollars in thousands)
Revenue	$252,235	$239,718	$320,298
Salaries, wages and benefits (including equity-based compensation expense of $19,925, $128 and $203 for the nine months ended September 30, 2011, nine months ended September 30, 2010 and year ended December 31, 2010, respectively)	172,838	141,550	189,000
Professional fees	13,095	13,769	18,245
Supplies	12,400	11,484	15,305
Rent	7,800	7,508	10,046
Other operating expenses	24,988	23,051	32,723
Provision for doubtful accounts	5,217	4,642	6,141
Depreciation and amortization	3,717	4,781	5,977
Interest expense, net	21,289	21,269	28,264
Impairment of goodwill	—	—	23,528
Sponsor management fees	135	105	—
Legal settlement	446	—	—

Total expenses	261,925	228,159	329,229
(Loss) income from continuing operations before income taxes	(9,690)	11,559	(8,931)
Provision for income taxes	5,934	4,900	2,700

(Loss) income from continuing operations	(15,624)	6,659	(11,631)
Loss from discontinued operations, net of income taxes	(829)	(567)	(4,531)

Net (loss) income	$(16,453)	$6,092	$(16,162)

The unaudited pro forma combined financial data is for illustrative purposes only and does not purport to represent what Acadia’s results of operations would have been had the events noted above occurred on the assumed date. The unaudited pro forma combined financial data gives effect to the interest rate of 12.875% for the Senior Notes and has otherwise been prepared on a basis consistent with the unaudited pro forma combined financial data set forth in Acadia’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) on September 27, 2011. For further information regarding the methodology and assumptions used in connection with such unaudited pro forma combined financial data, please see the “Unaudited Pro Forma Condensed Combined Financial Information” set forth in Exhibit 99.1.

Pro Forma EBITDA and Pro Forma Adjusted EBITDA are financial measures not recognized under GAAP. Acadia defines Pro Forma EBITDA as pro forma net income (loss) adjusted for pro forma loss from discontinued operations, pro forma net interest expense, pro forma income tax provision (benefit) and pro forma depreciation and amortization. Acadia defines Pro Forma Adjusted EBITDA as Pro Forma EBITDA, adjusted for pro forma equity-based compensation expense, pro forma transaction-related expenses, pro forma management fees, pro forma impairment charges, pro forma legal settlement and pro forma integration and closing costs. For the nine months ended September 30, 2011, Pro Forma Adjusted EBITDA also includes adjustments relating to a rate increase on one of PHC’s contracts, anticipated future operating income at the Seven Hills Behavioral Center, the elimination of rent expense associated with PHC’s subsidiary, Detroit Behavioral Institute, Inc., and pro forma cost savings/synergies in connection with the PHC merger. For a reconciliation of unaudited pro forma combined net income (loss) to Pro Forma EBITDA and Pro Forma Adjusted EBITDA, please see the table below.

Acadia presents Pro Forma EBITDA and Pro Forma Adjusted EBITDA because they are measures management uses to assess financial performance. Acadia believes that companies in its industry use measures of Pro Forma EBITDA as common performance measurements. Acadia also believes that securities analysts, investors and other interested parties frequently use measures of Pro Forma EBITDA as financial performance measures and as indicators of ability to service debt obligations. While providing useful information, measures of Pro Forma EBITDA, including Adjusted Pro Forma EBITDA, should not be considered in isolation or as a substitute for consolidated statement of operations and cash flows data prepared in accordance with GAAP and should not be construed as an indication of Acadia’s operating performance or as a measure of liquidity. Pro Forma Adjusted EBITDA may have material limitations as a performance measure because it excludes items that are necessary elements of Acadia’s costs and operations. In addition, “EBITDA,” “Adjusted EBITDA” or similar measures presented by other companies may not be comparable to Acadia’s presentation, since each company may define these terms differently.

	Nine months ended September 30,		Year ended December 31,
	2011	2010	2010
	(Dollars in thousands)
Reconciliation of Pro Forma Net Income (Loss) to Pro Forma EBITDA:
Net (loss) income (a)	$(16,453)	$6,092	$(16,162)
Loss from discontinued operations	829	567	4,531
Interest expense, net	21,289	21,269	28,264
Income tax provision	5,934	4,900	2,700
Depreciation and amortization	3,717	4,781	5,977

Pro Forma EBITDA	$15,316	$37,609	$25,310

Adjustments:
Equity-based compensation expense (b)	19,925	128	203
Transaction-related expenses (c)	—	—	69
Management fees (d)	361	433	550
Impairment charges (e)	—	—	23,528
Legal settlement (f)	446	—	—
Integration and closing costs (g)	947	—	—
Rate increase on a PHC contract (h)	333	—	—
Anticipated operating income at the Seven Hills Behavioral Center (i)	225	—	—
Rent elimination (j)	546	—	—
Cost savings/synergies (k)	2,550	—	—

Pro Forma Adjusted EBITDA	$40,649	$38,170	$49,660

(a)	Transaction-related expenses related to the acquisition of YFCS and the PHC merger of approximately $13.0 million for the nine months ended September 30, 2011 have been excluded from the computation of pro forma net income. In addition, advisory fees paid to Waud Capital Partners of approximately $1.0 million for the nine months ended September 30, 2011 have been excluded from the computation of pro forma net income due to the termination of the professional services agreement between Acadia and Waud Capital Partners on November 1, 2011.
(b)	Represents the equity-based compensation expense of Acadia, YFCS and PHC for the respective periods. Acadia recognized $19.8 million of equity-based compensation expense in the nine months ended September 30, 2011 related to equity units issued in conjunction with the YFCS acquisition.
(c)	Represents a portion of the acquisition-related fees and expenses incurred by Acadia in the respective periods, but excludes certain one-time transaction related expenses associated with the acquisition of YFCS and the PHC merger that were excluded from the computation of pro forma net income. See note (a).
(d)	Represents the management fees paid by MeadowWood to its former parent companies and a portion of the management fees paid by Acadia to its equity sponsor, Waud Capital Partners, that was not excluded in the computation of pro forma net income.
(e)	In connection with the execution of the sale agreement and plan of merger for the purchase of YFCS, YFCS recorded an impairment charge of approximately $23.5 million for the year ended December 31, 2010 as a result of management’s conclusion that the carrying value of goodwill exceeded the fair value implied by the sale of the company.
(f)	Represents legal settlement expenses recognized by PHC resulting from an employee wrongful termination suit against PHC that was settled in April 2011.
(g)	Represents costs incurred by Acadia related to the closing of the YFCS corporate office, including the costs of temporarily retaining certain employees for a transitional period following the acquisition date.
(h)	Represents the increased revenue that would have resulted from an increased rate on one of PHC’s contracts that became effective in March 2011, assuming such increased rate had been effective throughout all periods presented. The increased rate was estimated by multiplying the historical plan enrollment by the newly-contracted rate, which resulted in an approximate $0.17 million increase in revenue and EBITDA for each month prior to March 2011 in which the rate was not effective.

(i)	The Seven Hills Behavioral Center was opened in the fourth quarter of 2008 and became certified by the Center for Medicare and Medicaid Services in July 2010. The adjustment represents the estimated additional operating income that would have been generated by this facility if it had operated at expected levels for the nine months ended September 30, 2011. This adjustment is based upon the difference between the actual operating income for the Seven Hills Behavioral Center in the nine months ended September 30, 2011 and the operating income that we anticipate the facility will achieve when it operates at expected levels.
(j)	Represents rent payments relating to PHC’s subsidiary, Detroit Behavioral Institute, Inc. (d/b/a Capstone Academy), as if the leased property had been owned by PHC throughout the periods presented. PHC currently leases the Capstone Academy property. The lessor financed the acquisition of the property through the issuance of notes to certain lenders. On November 13, 2010, PHC, through its subsidiary Detroit Behavioral Institute, Inc. (d/b/a Capstone Academy), purchased the notes from the lenders. The lessor was in default at the time PHC purchased the notes, and PHC initiated foreclosure proceedings in court. Upon completion of the foreclosure proceedings, the property will be owned by the Company and rent expense will no longer be incurred.
(k)	Acadia expects to realize annual cost savings of approximately $3.4 million beginning in fiscal 2012 as a result of the Merger and the elimination of certain redundant positions, professional services and other expenses, as well as the efficiencies of integrating corporate functions within a larger company framework.

Acadia may not be able to achieve all of the expected benefits from the synergies and cost savings described in the table. This information is inherently uncertain and is not intended to represent what Acadia’s financial position or results of operations might be for any future period.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K and Exhibit 99.1 contain forward-looking statements based on current projections about operations, industry, financial condition and liquidity. Words such as “will,” “should,” “anticipate,” “predict,” “potential,” “estimate,” “expect,” “continue,” “may,” “project,” “intend,” “plan,” “believe” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, the PHC merger or the business of the combined company identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Those statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results could differ materially and adversely from these forward-looking statements.

All forward-looking statements reflect present expectations of future events by Acadia’s management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In addition to the risks related to the businesses of Acadia and the combined company, the uncertainty concerning the matters discussed under “Risk Factors” in Acadia’s Registration Statement on Form S-4 filed with the SEC on September 27, 2011, among others, could cause actual results to differ materially from those described in the forward-looking statements. Investors are cautioned not to place undue reliance on the forward-looking statements. Acadia is not under any obligation, and each expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.l	Unaudited Pro Forma Condensed Combined Financial Information

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACADIA HEALTHCARE COMPANY, INC.

By:	/s/ Jack Polson
Jack Polson
Chief Financial Officer

Date: November 14, 2011

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